Naturol Holdings Corporate Update

Elizabeth City, NC, February 17, 2004, --Integrated Environmental Technologies, Ltd., a wholly-owned subsidiary of Naturol Holdings, Ltd. (OTC:BB-NTUH), announced today it is in the final phase of purchasing a 12,000 square foot assembly and production facility located in Myrtle Beach, South Carolina. IET anticipates, following minor building renovations, moving into the building by the end of March 2004. This facility will allow IET to implement production, sales and distribution plans for product development and market applications in the environmental and agricultural technology sectors.

Further, NTUH announced the appointment of two new members to its board of directors: Michael Cunningham and Dr. Valgene Dunham.

Mr. Cunningham, current Chairman of Coach House Group, U.K., brings to NTUH a vast economic background and entrepreneurial spirit. SPDG, a subsidiary of Coach House Group, U.K., is a joint venture partner with NTUH.

Dr. Dunham, current Associate Vice President for Grants, Contracts and Research Planning at C.C.U., has a broad and esteemed background in botany and plant derived extracts. His guidance and assistance is anticipated to greatly expand NTUH's capabilities within both the extraction and water purification divisions of IET. Dr. Dunham said, "Through learning of the experience in research and the implementation of sustainable, profitable business models, as exemplified by I.E.T. and the Coach House Group, we now know that this area of northeastern South Carolina can develop its role in attracting and supporting the development of a nutraceutical-related economy. The economic and academic impact of I.E.T.'s location in Myrtle Beach, SC compliments our pursuits completely."

On February 6, 2004, William E. "Bill" Prince, President and CEO of NTUH, was a featured speaker on the topic of "Nutraceutical Industries" at Coastal Carolina University's R.A.I.N. Conference (Resources, Agriculture, Industry, and Nature) held in Myrtle Beach, SC. The conference, co-sponsored by C.C.U. and PARTNERS Economic Development Corporation, included faculty from Clemson University.

Attendees of R.A.I.N. were supportive of NTUH's current operations and IET's move to South Carolina. Dermacon, Inc., a company located in Conway, SC that offers an all-natural, water-based skin care product line derived from the extract of raspberry seeds, was represented at the R.A.I.N. by president and CEO, W. Greg Hyman. Hyman commented, "I.E.T.'s decision to locate in this area will have a positive impact and its emerging relationship with Coastal Carolina University is a relationship that can, and should, be of benefit to Dermacon, Inc."

Forward-Looking Statements: The statements in this press release regarding the building purchase, re-location, appointment of directors, future opportunities and any other effect, result or aspect of the transaction and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the re-location and purchase of the building, any benefits to NTUH or IET from the re-location, benefits derived from the R.A.I.N. conference, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CONTACT

William E. Prince, President and CEO

Naturol Holdings Ltd.

201 E. Elizabeth Street

Elizabeth City, NC 27909

(252) 333-3798

w.e.prince@earthlink.net